Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Imunon, Inc. on Form S-1 (333-221543, 333-219414, 333-217156, 333-214353, 333-234603 and 333-281834), Form S-3 (Nos. 333-174960, 333-183286, 333-198786, 333-193936, 333-205608, 333-206789, 333-227236, 333-240271, 333-249420 and 333-279425) and on Form S-8 (Nos. 33 139784, 333-145680, 333-183288, 333-207864 and 333-281833) of Imunon, Inc. of our report dated February 27, 2025 (which includes an explanatory paragraph relating to Imunon, Inc.’s ability to continue as a going concern), relating to the consolidated financial statements as of and for the years ended December 31, 2024 and 2023, which appear in this Form 10-K.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey
February 26, 2025